FOR IMMEDIATE RELEASE DATE: APRIL 14, 2004	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES COMMENTS ON PRELIMINARY HIGHER THIRD QUARTER
OPERATING RESULTS AND POSITIVE BUSINESS OUTLOOK

        Cincinnati, Ohio, April 14, 2004, LSI Industries Inc. (Nasdaq: LYTS) today announced, based upon preliminary information, sales for the third quarter ended March 31, 2004 were approximately $51 million and diluted earnings are estimated to be in the range of $0.04 to $0.05 per share. For the same period of the prior fiscal year, the Company had net sales of $44.2 million and diluted earnings of $0.02 per share. Consensus “street” estimates for the third quarter of fiscal 2004 are $0.11 per share. Historically, the Company’s third quarter business has always been subject to the greatest variability due to winter weather conditions and customers’ budget spending constraints.

        Commenting on today’s press release, Bob Ready, President and Chief Executive Officer, said, “Although sales were on plan and earnings were sharply higher than the third quarter of last fiscal year, operating results of the soon-to-be-reported third quarter do not fully convey the current positive tone of our business nor the normal earning power of the Company. The most recent quarter was adversely affected by winter weather conditions and several additional factors including: the implementation of the J.D. Edwards OneWorld business operating system in the Cincinnati and Kentucky operations, which affected our lighting production schedules and created a temporary inability to capitalize on some sales opportunities; higher than normal warranty and re-work expense; the continuation of a flat petroleum market; certain one-time expenses associated with the Company’s documentation and testing of internal controls as required by Section 404 of the Sarbanes-Oxley Act; and the cost of additional hiring and staffing to meet expected demand.”

        Looking forward, Mr. Ready stated, “Approximately eight months ago we successfully consolidated our graphics companies into one business segment called LSI Graphic Solutions Plus. At our February lighting sales meeting we announced the beginning of the consolidation of our lighting companies, soon to be known as LSI Lighting Solutions Plus. The transition began with the introduction of new catalogs and the first-ever total lighting products buyers guide. This was extremely well received by our reps. We are now ready to more effectively compete in the C&I lighting industry. During March, two very important opportunities surfaced: a menu board enhancement program with one of our large quick serve restaurant customers, and the possibility of an image change with a large graphics customer. Our business continues to gain strength and the outlook remains positive as the general economy continues its recovery. We remain very optimistic about our business prospects and growth, both near-term as well as long-term.”

LSI Industries Inc.
April 14, 2004

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “should” and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.

About the Company

        LSI Industries is an integrated design, manufacturing and technology company supplying its own high quality lighting fixtures, graphics elements and narrowcast digital messaging for both exterior and interior applications. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of graphic products (including illuminated and non-illuminated menu board systems), design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,700 people in sixteen facilities located in Ohio, California, Georgia, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, are available on the Company’s internet site at www.lsi-industries.com or by fax, by calling the Investor Relations Department at (513) 793-3200.